                       U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 12b-25

                             Commission File No.: 0-25797

                           NOTIFICATION OF LATE FILING

(Check One):  [X]  Form 10-Q

For Period Ended: 03/31/04

PART I - REGISTRANT INFORMATION

BLUEPOINT LINUX SOFTWARE CORP.

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Full Name of Registrant

SHENZHEN SINX SOFTWARE CO., LTD

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Former Name of Registrant

4F， Xing Yang Building, Ba Gua 4 Road

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Address of principal executive office (Street and Number)

Shenzhen, Guangdong Province, China 518031

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City, State and Zip Code

PART II RULES 12B-25(b) AND (c)

If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X}      (a)   The reasons  described in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]      (b)   The subject annual report,  semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, or Form N-SAR, or portion thereof,  will be  filed  on or  before  the  fifteenth  calendar  day  following  the prescribed  due date,  or the subject  quarterly  report or  transition report on Form 10-Q, or portion  thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[X}      (c)   The  accountant's  statement  or other  exhibit  required by Rule

         12b-25 (c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms10-K,  Form 20-F, 11-K, or

Form N-SAR, or the transition  report,  or portion  thereof,  could not be filed within the prescribed time period.

       Registrant's  independent  auditors have not yet completed  their review of the  financial  statements  of  the  Registrant for the quarter ended March 31, 2004 and  are,  therefore,  unable  to  furnish  their  opinion  on  such  financial statements.

PART IV - OTHER INFORMATION

(1)   Name  and  telephone  number  of  person  to  contact  in  regard  to this notification

           Xin Liu                      86-755-82401815

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           (Name)                       (Telephone Number)

(2)   Have all other periodic  reports required under Section 13 or 15(d) of the

Securities  Exchange Act of 1934 or Section 30 of the Investments Company Act of

1940  during  the  preceding  12  months  or for such  shorter  period  that the registrant  was  required to file such  report(s)  been filed?  If answer is no,

identify report(s).

                                                                  [X] Yes [ ] No

(3)   Is it  anticipated  that any  significant  change in results of operations from the corresponding  period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  [ ] Yes [X] No

      If so: attach an explanation of the anticipated  change,  both narratively and  quantitatively,  and, if  appropriate,  state the reasons why a  reasonable estimate of the results cannot be made.

                         BLUEPOINT LINUX SOFTWARE CORP.

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                  (Name of Registrant as specified in charter)

has  caused  this  notification  to be signed on its  behalf by the  undersigned thereunto duly authorized.

Date:   May 15, 2004        By:   /s/ Xin Liu

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                                                        Xin Liu